EXHIBIT 4.29

                    AGREEMENT AS TO EXPENSES AND LIABILITIES


         AGREEMENT dated as of October 26, 2001, between The Hartford Financial Services Group, Inc., a Delaware corporation ("Hartford"), and Hartford Capital III, a Delaware business trust (the "Trust").

         WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive Debentures from Hartford and to issue and sell 7.45% Trust Originated Preferred Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of October 26, 2001 as the same may be amended from time to time (the "Trust Agreement");

         WHEREAS, Hartford will directly or indirectly own all of the Common Securities of Trust and will issue the Debentures;

         NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase Hartford hereby agrees shall benefit Hartford and which purchase Hartford acknowledges will be made in reliance upon the execution and delivery of this Agreement, Hartford and Trust hereby agree as follows:


                                    ARTICLE I

         Section 1.1       Guarantee by Hartford.
                           ---------------------

         Subject to the terms and conditions hereof, Hartford hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         Section 1.2.      Term of Agreement.
                           -----------------

         This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all
                      -
amounts payable to all holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there
                                                      -
are no Beneficiaries  remaining;  provided,  however,  that this Agreement shall
                                  --------
continue to be effective or shall be  reinstated,  as the
case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by Hartford and Wilmington Trust Company as guarantee trustee or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         Section 1.3.      Waiver of Notice.
                           ----------------

         Hartford hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and Hartford hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         Section 1.4.      No Impairment.
                           -------------

         The obligations, covenants, agreements and duties of Hartford under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the obligations;

                  (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                  (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt, or other similar proceedings affecting the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Hartford with respect to the happening of any of the foregoing.

         Section 1.5.      Enforcement.
                           -----------

         A Beneficiary may enforce this Agreement directly against Hartford and Hartford waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against Hartford.

                                   ARTICLE II

         Section 2.1.      Binding Effect.
                           --------------

         All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Hartford and shall inure to the benefit of the Beneficiaries.

         Section 2.2.      Amendment.
                           ---------

         So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

         Section 2.3.      Notices.
                           -------

         Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

                  Hartford Capital III
                  c/o Wilmington Trust Company
                  1100 N. Market Street
                  Wilmington, Delaware 19890
                  Facsimile No.:  (302) 651-8882
                  Attention:  Corporate Trust Department

                  The Hartford Financial Services Group, Inc.
                  Hartford Plaza
                  Hartford, Connecticut
                  Facsimile No.:  (860) 547-5462
                  Attention:  Treasurer

         Section 2.4. This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

         THIS AGREEMENT is executed as of the day and year first above written.



                                        THE HARTFORD FINANCIAL
                                        SERVICES GROUP, INC.


                                        By:/s/ DAVID M. JOHNSON
                                           ------------------------------------
                                           Name: David M. Johnson
                                           Title: Executive Vice President and
                                                  Chief Financial Officer


                                        HARTFORD CAPITAL III


                                        By:/s/ J. RICHARD GARRETT
                                           ------------------------------------
                                           Name: J. Richard Garrett
                                           Administrative Trustee